EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made the 20th day of March, 2005 (the “Effective Date”), by and between MAP PHARMACEUTICALS, INC., a Delaware corporation with its corporate headquarters located at 2400 Bayshore Parkway, Mountain View, CA 94043 (“MAP”), and Timothy S. Nelson, an individual resident of California (the “Executive”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given in Appendix A to this Agreement.

RECITALS:

WHEREAS, MAP desires to secure the Executive’s employment with MAP on the terms and conditions hereinafter set forth;

WHEREAS, the Executive desires to commence employment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Executive’s commencement of employment by MAP and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment.

(a) As of April 12, 2005 (the “Start Date”), MAP shall employ the Executive, and the Executive shall serve as President and Chief Executive Officer, and any other position agreed upon by the parties, subject to the terms and conditions set forth in this Agreement. The Executive shall report to the Board of Directors of MAP (the “Board”). In addition, the Executive shall serve as a member of the Board. The Executive shall be based at the corporate headquarters of MAP, or such other location as the parties may mutually agree. The Executive shall devote all of his business time, attention, skill and efforts to the performance of his duties under this Agreement, provided that the Executive may devote reasonable periods of time to charitable and community activities that do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of MAP.

2. Compensation and Benefits.

(a) Base Salary and Signing Bonus. The Executive shall receive a base salary at the rate of $285,000 per annum commencing on the Start Date, with such base salary to be reviewed for increases, if any, based on performance at least annually or such other more frequent periods as determined by the Board (the “Base Salary”). The Base Salary shall be paid at least monthly in accordance with MAP’s regular payroll practices. In addition, Executive shall receive a signing bonus of $100,000 promptly following the Start Date (in any case not to exceed five (5) days following such date), provided, however, in the event Executive does not remain employed by MAP through April 12, 2007 for any reason other than (i) Executive’s termination of employment by MAP without Cause or (ii) Executive’s termination of employment for Good Reason, Executive shall be required to reimburse MAP for the pro rata portion of his signing bonus (calculated based on the number of months less than twenty four

(24) which Executive has completed as of his Termination Date), provided further, in the event of a Series C financing event of MAP for cash with at least one new institutional investor, subsequent to the Start Date and prior to April 12, 2007 and the Executive’s Termination Date, Executive shall not be required to reimburse MAP for any portion of the signing bonus, regardless of his Termination Date.

(b) Annual Bonus. The Executive will be eligible to receive an annual incentive bonus of an amount not less than 20% of Executive’s Base Salary, subject to achievement of certain performance goals, as proposed by the Executive and determined by the Board in its sole discretion, based on MAP’s performance under Executive’s leadership and as set forth in a executive bonus plan to be established by the Board.

(c) Health and Retirement Benefits. The Executive shall be entitled to participate in all employee health and retirement benefit plans maintained by MAP, including, without limitation, any medical, dental, disability and life insurance coverage and retirement benefits maintained by MAP, subject to any and all terms, conditions and eligibility requirements of said benefits or plans, as may be in effect from time to time.

(d) Equity Incentive.

i. On the Start Date, the Board shall grant the Executive an option to purchase 70,324 shares of MAP’s common stock (“Common Stock”) under MAP’s 2005 Equity Incentive Plan (the “Option Plan”) at a per share exercise price equal to the fair market value of the Common Stock on the Start Date. The number of shares underlying this option are equal to five percent (5%) of the fully-diluted shares of MAP as of the Start Date. The vesting of such option shall commence on the Start Date. Such stock option shall be an “incentive stock option” within the meaning of Section 422 of the Code of 1986, as amended (the “Code”) to the maximum extent permitted under applicable law. Pursuant to Executive’s continued service to MAP, such option shall vest and become exercisable as to 25% of the shares of Common Stock subject thereto on the first anniversary of the Start Date, and shall vest and become exercisable with respect to the remainder of the shares subject thereto in substantially equal monthly installments over the subsequent three years, such that Executive’s option is fully vested and exercisable on the fourth anniversary of the Start Date.

ii. Additionally, the Board shall grant the Executive an option to purchase 14,065 shares of MAP’s Common Stock under the Option Plan at a per share exercise price equal to the fair market value of the Common Stock on the Start Date. The number of shares underlying this option are equal to one percent (1%) of the fully-diluted shares of MAP as of the Start Date. Such option to be granted under the Option Plan at a per share exercise price equal to the fair market value on the date of grant. Such stock option shall be an “incentive stock option” within the meaning of Section 422 of the Code to the maximum extent permitted under applicable law. The Executive shall propose, and the Board shall determine in its sole discretion not more than four performance goals to be accomplished over a period not to exceed the next eighteen (18) months. Upon the achievement of each such performance goal as determined by the Board, that portion of the option grant equal to the pro-rata portion of the performance goal achieved will vest based on the four (4) year vesting schedule described above, retroactive to Executive’s Start Date.

iii. The Executive will be eligible for annual stock option grants, at the Board’s sole discretion, based upon the Executive’s achievement of certain performance goals. Such stock options to be granted under the Option Plan at a per share exercise price equal to the fair market value on the date of grant. Such stock options shall be “incentive stock options” within the meaning of Section 422 of the Code to the maximum extent permitted under applicable law. The vesting of such annual performance option grants will be based on the four (4) year vesting schedule described above, starting on the date of grant.

iv. The Board acknowledges that Executive desires to maintain his equity ownership level in MAP at not less than 5.0% of the fully-diluted shares of MAP. The grant of any stock option grants other than the initial and performance stock options described in clauses (i) and (ii) above shall be at the sole discretion of the Board. Any such stock options shall be “incentive stock options” within the meaning of Section 422 of the Code to the maximum extent permitted under applicable law. The vesting of such option grants will be based on the four (4) year vesting schedule described above, starting on the date of grant.

v. Attached hereto as Appendix B, for clarification regarding this Section 2(d), is the current capitalization table of MAP.

(e) Vacation and Holidays. The Executive shall be entitled to four (4) weeks of paid vacation per year, provided that the Executive shall take vacation at such times as may be mutually agreed upon by MAP and the Executive. Additionally, the Executive shall be entitled to a minimum of nine (9) days of paid holiday leave as determined by MAP in accordance with its regular practices.

(f) Expense Reimbursement. MAP shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with MAP’s regular reimbursement policy. The Executive shall provide MAP with receipts or other records substantiating such expenses as may be reasonably requested by MAP.

(g) Deductions and Withholdings. All amounts payable hereunder shall by subject to deduction and withholding as required by law.

3. Termination.

(a) Both MAP and the Executive shall have the right to terminate the Executive’s employment with MAP at any time, with or without Cause, and without prior notice. If Executive’s employment is terminated by MAP or by the Executive prior to a Change in Control or for any reason other than as described in Section 3(b), the Executive shall have no right to receive any payments or benefits from MAP after the Termination Date, except for the amount of any Accrued Compensation.

(b) If the Executive’s employment is terminated (A) by MAP or any successor corporation without Cause, (B) by Executive for the violation of any material provision of this agreement provided MAP has received written notice from Executive and been given sixty (60) days in which to cure such failure (if curable), or (C) by Executive for Good Reason, in each case within six (6) months following a Change in Control, the Executive, (i) shall be entitled to receive the amount of any Accrued Compensation, (ii) shall be entitled to receive a lump sum amount equal to 100% of one (1) year’s Base Salary at the rate in effect immediately prior to the Termination Date, (iii) shall immediately become 100% vested with respect to any options to purchase the Common Stock held at the time of such termination, and (iv) provided the Executive elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), MAP or any successor corporation shall pay the applicable premium amount for the Executive until the earlier of (AA) the date which is one (1) year following the date of the Executive’s termination, and (BB) the date which the Executive is first covered under any other group health plan, which does not contain any exclusion or limitation, as set forth in Section 4980B(f)(2)(B)(iv) of the Code.

(c) Payment of any compensation and benefits in accordance with Section 3(b) shall be subject to the Executive’s continued compliance with Sections 5, 7 and 8 and to the execution and delivery by the Executive, or by the Executive’s personal representative in the event of the Executive’s death or Disability, of an agreement in which the Executive or his personal representative agrees to waive any and all claims against MAP except claims for payments and benefits to be received pursuant to Sections 3(b) of this Agreement, as applicable.

(d) Notwithstanding any provision of this Agreement, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Executive (or for his benefit) paid or payable pursuant to Section 3(b) above would result in an excise tax under Section 4999 of the Code or would not be deductible (in whole or in part) as a result of Section 280G of the Code (or any successor provision), then the amount payable to the Executive under Section 3(b) above shall be payable either:

(i) in full, or

(ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless MAP and the Executive otherwise agree in writing, the determination as to whether any payment or benefit hereunder will be nondeductible as a result of Section 280G of the Code shall be made by tax counsel selected by MAP’s independent auditor.

4. Acknowledgements by the Executive. The Executive acknowledges that, (a) all Confidential Information known or obtained by the Executive, after the Effective Date, is the property of MAP; (b) the business of MAP is international in scope; (c) MAP’s products and services are marketed throughout the world; (d) MAP competes with businesses that are or could be located throughout the world, (e) the provisions of Sections 5, 6, 7 and 8 are reasonable and necessary to protect and preserve MAP’s business; (f) MAP would be irreparably damaged if the Executive were to breach the covenants set forth in Sections 5, 6, 7 or 8; and (g) the parties have entered into this Agreement in good faith and for the reasons set forth in the recitals hereto and assume that this Agreement is legally binding.

5. Nondisclosure of Confidential Information. As of the Effective Date onward, the Executive agrees that he will not disclose, furnish or make accessible to any entity or person, other than MAP or its affiliates or representatives, any Confidential Information, or in any way use any Confidential Information in the conduct of any business without the prior written consent of MAP. Nothing contained in this Agreement shall be deemed a waiver, modification or limitation of any rights MAP or its affiliates may have under applicable foreign, federal, state or local laws pertaining to the protection of trade secrets or confidential information. The Executive will promptly return all Confidential Information to MAP upon the termination of the Executive’s employment for whatever reason.

6. Noncompetition. During the term of his employment with MAP, the Executive agrees that he will not directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend his name or credit to, or render services or advice to, any business the products or activities of which directly compete, in whole or in part, with the products or activities of MAP in any state or country in the world. Notwithstanding the foregoing, the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

7. Nonsolicitation. During the term of his employment with MAP and for six (6) months following his Termination Date, the Executive will not:

(a) directly or indirectly, for himself or any other person or entity (i) induce or attempt to induce any employee of MAP to leave the employ of MAP, (ii) in any way interfere with the relationship between MAP and any employee of MAP to the extent such interference has a materially adverse impact on MAP; or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of MAP to cease doing business with MAP, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of MAP to the extent such inducement or interference has a materially adverse impact on MAP; or

(b) directly or indirectly, either for himself or any other person or entity, solicit the business of any person or entity known to the Executive to be a customer of MAP whether or not the Executive had personal contact with such person or entity, with respect to the products or activities which compete in whole or in part with the products or activities of MAP.

8. Assignment of Intellectual Property. Any Intellectual Property designed, devised, developed, perfected or made by the Executive after the Start Date and during the Executive’s employment with MAP shall be promptly disclosed to MAP by the Executive and become the property of MAP, and the Executive hereby assigns, transfers and conveys such Intellectual Property to MAP. The Executive further agrees to make and provide to MAP, at MAP’s expense, any documents, instruments or other materials necessary or convenient to vest, secure, evidence or maintain MAP’s ownership of the Intellectual Property, and patents, copyrights, trademarks and similar foreign and domestic property rights with respect to the Intellectual Property.

9. Survival of Covenants. The covenants by the Executive in Sections 5, 6, 7 and 8 are essential elements of this Agreement. If the Executive’s employment with MAP expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate for MAP to enforce any of the covenants in Sections 5, 7 or 8.

10. Enforcement and Arbitration.

(a) Within ten (10) days of MAP’s request, the Executive will confirm to MAP in writing the Executive’s compliance with Sections 5, 6, 7 or 8 during the period which such covenants remain in force.

(b) Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. The Executive acknowledges that he has been given the opportunity to review the terms of this Agreement with independent counsel. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

11. Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against the parties in accordance with its terms. The parties have the unrestricted right, authority and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement. The parties’ execution and delivery of this Agreement will not result in a violation or breach of any provision, or give any person the right to declare a default or exercise any remedy under any contract applicable to such party. The parties are not required to give any notice or to obtain any consent from any person in connection with the parties’ execution and delivery of this Agreement.

12. Notices. All notices, consents, waivers and other communications under this Agreement must be sent in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written evidence of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized delivery service, in each case to the respective addresses last given by each party to the other, provided that all notices to MAP shall be directed to the attention of the Board, with a copy to the Secretary of MAP.

13. Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Executive shall be prohibited from assigning any of the Executive’s rights, title or interest in this Agreement.

14. Amendment; Waiver. No change or modification of this Agreement shall be valid or binding unless in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom the waiver is sought to be enforced. A valid waiver of any provision of this Agreement shall be limited to the instance specified in such writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.

15. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of California, without regard to the provisions for choice of law thereunder.

16. Severability. In the event any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court of competent jurisdiction should deem any provision of this Agreement to create a restriction that is unreasonable at to its scope, duration or geographical area, the parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter hereof.

18. Negotiated Agreement. The Executive acknowledges that he has been given the opportunity to review the terms of this Agreement with independent counsel.

19. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation or any of the provisions of this Agreement. All Section references herein are to Sections of this Agreement unless otherwise specified.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signatures on the following page]

IN WITNESS WHEREOF, the Executive has executed, and MAP has caused this Agreement to be executed by its duly authorized officer, as of the date first above written.

MAP PHARMACEUTICALS, INC.

By:	/s/ Patrick G. Enright
Name:	Patrick G. Enright, Director

/s/ Timothy S. Nelson
Name:	Timothy S. Nelson

APPENDIX A

DEFINITIONS

“Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including, without limitation, (i) Base Salary, and (ii) reimbursement for reasonable expenses incurred by the Executive on MAP’s behalf prior to the Termination Date.

“Cause” shall mean any one of the following events: (i) the Executive’s violation, provided the Executive has received written notice from MAP and been given thirty (30) days in which to cure such failure (if curable), of any material provision of this Agreement, including, without limitation, the Executive’s continuing failure (after reasonable notice) to follow the reasonable instructions of the Board or executive committee; (ii) any intentional or grossly negligent act or omission by the Executive that is reasonably likely to lead to the material injury of MAP or its business, employees, customers or vendors; (iii) the Executive’s material violation of any federal, state or local law applicable to MAP or its business; (iv) the Executive’s plea of guilty or nolo contendere to, or conviction of, a felony or of a misdemeanor involving moral turpitude; or (v) the Executive’s failure to comply in any material respect with, provided the Executive has received written notice from MAP and been given thirty (30) days in which to cure such failure (if curable), the written employee policies and procedures of MAP.

“Change in Control” shall mean the occurrence of any one of the following events:

(a) an acquisition (other than directly from MAP) of any voting securities of MAP (the “Voting Securities”) by any “Person” (as the term “Person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than any of MAP’s current stockholders (including, without limitation, the purchasers of MAP’s Series B Convertible Participating Preferred Stock pursuant to the terms of the Stock Purchase Agreement among MAP and the purchasers thereof (the “Series B Purchase Agreement”) entered into on or about the Effective Date) or any entity under common control therewith, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the combined voting power of MAP’s then outstanding Voting Securities; provided, however that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean any acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) MAP or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by MAP (a “Subsidiary”), (2) MAP or any Subsidiary, or (3) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) Approval by the stockholders of MAP of:

(i) a merger, consolidation or reorganization involving MAP, unless (x) the stockholders of MAP, immediately prior to such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger consolidation or reorganization, at least one-half of the combined voting power of the outstanding Voting Securities of the corporation or entity resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and (y) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least one-half of the members of the board of directors of the Surviving Corporation (any transaction described in (x)and (y) being defined as a “Non-Control Transaction”);

(ii) a complete liquidation or dissolution of MAP; or

(iii) an agreement for the sale or other disposition of all or substantially all of the assets of MAP to any Person (other than to a Subsidiary).

Anything herein to the contrary notwithstanding, the consummation of the transactions contemplated by the Series B Purchase Agreement (including, without limitation, the issuance of the Series B Preferred Stock and the reconstitution of the Board in connection therewith) shall not constitute a Change in Control.

“Confidential Information” shall mean, whether embodied in written, electronic, digital or other form, (i) information regarding MAP customers and suppliers, including but not limited to, customer lists, price lists, market studies, contracts, information, requirements, billing histories, marketing methods, names of contacts, and products or services provided by MAP to such customers or suppliers; (ii) financial information concerning MAP or its affiliates, including but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; (iii) plans and projections for business opportunities for new or developing business of MAP or its affiliates; (iv) information relating to the trade secrets, product specifications, know-how, formulae, compositions, processes, designs, inventions, ideas, improvements, and computer software and database technologies of MAP; and (v) any notes, analyses, compilations, studies, summaries or other material prepared by or for MAP containing or based, in whole or in part, on any information included in the foregoing. In no event will “Confidential Information” include (x) information that is or becomes generally known to and available for use by the public other than as a result of the Executive’s fault, or (y) information that is required by law to be disclosed by the Executive, provided that no disclosure shall be made until the Executive has given reasonable written notice to MAP of the anticipated disclosure so that MAP may contest the need for disclosure, and the Executive will cooperate with MAP in connection with any such contest.

“Disability” shall mean a determination that the Executive is unable to substantially perform the duties and responsibilities contemplated by this Agreement as a result of physical or mental incapacity, which inability continues for a period of 180 consecutive days, as determined by the Board in good faith after receiving certification or other substantiation of such incapacity from a medical doctor selected by the Board.

“Good Reason” shall mean the Executive’s voluntary termination, following (A) a reduction by MAP of Executive’s Base Salary except to the extent the annual base salary of all other executives of MAP are similarly reduced; (b) the taking of any action by MAP that would adversely affect Executive’s participation in, or reduce Executive’s benefits under, MAP’s benefit plans (including the Option Plan), except to the extent the benefits of all other executives of MAP are similarly reduced; (c) the assignment to Executive of any duties or responsibilities that results in any diminution or adverse change of Executive’s position, status, circumstances of employment or scope of responsibilities; provided, however, that if following a Change in Control, MAP becomes a division of, or a business unit of another corporation or other business entity and the Executive remains the most senior executive in charge of the division or business unit comprised of MAP, such changes of the Executive’s responsibilities of employment which would reflect these circumstances shall not be deemed to be a material diminution which would give rise, in and of itself, to Good Reason; or (d) Executive’s refusal to relocate to a location more than twenty-five (25) miles from MAP’s location at the Effective Date.

“Intellectual Property” means any or all of the following (including all rights arising out of or associated therewith) which are conceived, designed, devised, developed, perfected or made by the Executive, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business or research and development of MAP or its affiliates: (i) United States, international or foreign patents and applications therefor, (ii) inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, product formulations and specifications, and all documentation relating to any of the foregoing throughout the world, (iii) writings, books, works of authorship, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) rights in internet uniform resource locators (URLs), domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark applications and registrations therefor throughout the world; (v) all databases and data collections and all rights therein throughout the world; and (vi) any similar or equivalent rights to any of the foregoing throughout the world. The term “Intellectual Property” shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected or made by the Executive during off-duty hours and away from any premises of MAP and during the regular course of the Executive’s duties as an employee of MAP.

“Notice of Termination” shall mean a written notice of termination provided by one party to the other which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claims to provide a basis for termination of the Executive’s employment under the provision indicated.

“Termination Date” shall mean the date on which the Executive’s employment terminates. In the case of the Executive’s death, the Termination Date shall be the date of the Executive’s death, and in all other cases, the date specified in the Notice of Termination, in accordance with this Agreement.